Exhibit 5.1

Haymaker Acquisition Corp. 4

324 Royal Palm Way, Suite 300-I

Palm Beach, Florida 33480

February 4, 2026

RE:	Haymaker Acquisition Corp. 4 Registration Statement on Form S-4 (File No. 333-291473)

Ladies and Gentlemen:

We have acted as special United States counsel to Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“Haymaker” or the “Company”), in connection with the proposed issuance of (i) 47,156,125 shares (the “Class A Shares”) of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Suncrete, Inc., a Delaware corporation and direct wholly owned subsidiary of Haymaker (“PubCo”), (ii) 24,055,758 shares (the “Class B Shares”) of Class B Common Stock, par value $0.0001 per share, of PubCo (the “Class B Common Stock”) to be issued in connection with the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of October 9, 2025 (the “Business Combination Agreement”), by and among the Company, PubCo, Haymaker Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of PubCo (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Concrete Partners Holding, LLC, a Delaware limited liability company (“Suncrete”), (iii) 24,055,758 shares of Class A Common Stock issuable upon conversion of the Class B Shares (the “Conversion Shares” and together with the Class A Shares and the Class B Shares, the “Shares”), (iv) 11,898,800 warrants to acquire shares of Class A Common Stock (the “PubCo Warrants”), which warrants were originally issued by the Company pursuant to that certain Warrant Agreement, dated as of July 25, 2023 (the “Original Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (as assumed by PubCo pursuant to the Warrant Agreement Amendment (as defined below), the “Warrant Agreement”), and (iv) 11,898,800 shares of Class A Common Stock issuable upon the exercise of the Warrants pursuant to the terms of the Warrant Agreement (the “PubCo Warrant Shares”). The Class A Shares, the Class B Shares, the Conversion Shares, the Warrants and the PubCo Warrant Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2025 (File No. 333-291473) (as amended, the “Registration Statement”).

In connection with the Business Combination, among other things, the Company will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a Delaware corporation pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”), subject to the approval thereof by the shareholders of the Company. Immediately following the Domestication, Merger Sub I will merge with and into Haymaker (the “Initial Merger”), with Haymaker surviving the Initial Merger as a wholly owned subsidiary of PubCo; and (c) immediately following the Initial Merger, Merger Sub II will merge with and into Suncrete (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers” and the time at which the Acquisition Merger becomes effective, the “Effective Time”), with Suncrete surviving the Acquisition Merger as a wholly owned subsidiary of PubCo.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Business Combination Agreement;

(c) the form of Certificate of Incorporation of PubCo, filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Incorporation”);

(d) the form of By-laws of PubCo, filed as Exhibit 3.3 to the Registration Statement (the “By-Laws”);

(e) an executed copy of the Warrant Agreement; and

(f) the form of Warrant Agreement Amendment to become effective as of the Closing, filed as Annex I to the Registration Statement (the “Warrant Agreement Amendment”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed, without independent investigation or verification, the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as certified or photocopied copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have, to the extent deemed appropriate, relied without independent investigation or verification upon, and assumed the accuracy and completeness of, statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the internal laws of the State of New York (excluding those of counties, cities and other municipalities) and (ii) the General Corporation Law of the State of Delaware (the “DGCL”), which, in the case of each of the laws referred to in clauses (i) and (ii), in the experience of our attorneys who are members of the bar in New York, in the exercise of customary professional diligence, are normally applicable to transactions of the type contemplated in the Warrant Agreement, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof.

With respect to our opinions based on the DGCL, our examination has been limited to a review of the DGCL as reported in an official version of the State of Delaware statutory code available at https://delcode.delaware.gov. Our review of the Delaware laws referred to in this paragraph has been limited to review of statutory code provisions and has not included commentary, regulations, or case law. The individual lawyers within our firm who have devoted significant attention to this matter on behalf of the Company are not members of the bar in Delaware and do not purport to be experts on the laws of the State of Delaware generally. With your permission, such opinions are based solely upon such limited review.

The opinions stated in paragraphs 1 through 3 below presume that:

1. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Domestication, including the Certificate of Incorporation and By-Laws, (iii) the warrant holders of the Company will have approved the Warrant Agreement Amendment, and (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2. A duly authorized and executed Certificate of Domestication (the “Certificate of Domestication”) will be duly filed with the Secretary of State of the State of Delaware (the “DE Secretary of State”) in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Incorporation, has been, or prior to the filing of such Certificate of Domestication will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of such Certificate of Domestication;

3. The Certificate of Incorporation, in the form filed as Exhibit 3.2 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

4. The By-Laws, in the form attached as Exhibit 3.3 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the Effective Time.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. Upon the Effective Time, the Shares will be validly issued, fully paid and non-assessable.

2. Upon the Effective Time, any issued and outstanding Warrants not redeemed pursuant to the Warrant Agreement will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms under the laws of the State of New York.

3. Upon the Effective Time, the PubCo Warrant Shares underlying any issued and outstanding Warrants not redeemed pursuant to the Warrant Agreement will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (including, without limitation, principles of materiality, reasonableness, good faith and fair dealing) and limitations on the availability of equitable remedies (including, without limitation, specific performance, injunctive relief or any other equitable remedy), regardless of whether enforcement is sought in equity or at law;

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Warrant Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d) we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement;

(e) we have assumed that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms; and

(f) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) the Company (i) is, and as of February 4, 2026 was, duly incorporated and validly existing and in good standing, (ii) has and as of February 4, 2026 had, requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the Domestication and the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement and the Business Combination Agreement;

(b) the Company has the corporate power and authority to execute, deliver and perform all its obligations under each of the Warrant Agreement and the Business Combination Agreement;

(c) each of the Warrant Agreement and the Business Combination Agreement has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company, subject to approval and adoption of the Domestication by the Company’s shareholders;

(d) none of (i) the execution and delivery by the Company of the Warrant Agreement or the Business Combination Agreement, (ii) the performance by the Company of its obligations thereunder or (iii) consummation of the Domestication: (w) conflicted or will conflict with the Amended and Restated Memorandum and Articles of Association of the Company or other comparable organizational documents of the Company, (x) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (y) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (z) violated or will violate any law, rule or regulation to which the Company or its property is subject; and

(e) none of (i) the execution and delivery by the Company of the Warrant Agreement or the Business Combination Agreement, (ii) the performance by the Company of its obligations thereunder or (iii) consummation of the Domestication, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you hereafter of any changes in law, facts, circumstances, events or developments hereafter occurring or coming to our attention which may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)